Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $250,000 Leveraged Buffered MSCI KLD 400 Social Index-Linked Notes due 2026 guaranteed by The Goldman Sachs Group, Inc.

The notes (CUSIP: 40057YMD2) do not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 16, 2026) is based on the performance of the MSCI KLD 400 Social Index as measured from the trade date (March 11, 2024) to and including the determination date (September 11, 2026).

If the final index level on the determination date is greater than the initial index level of 1,960.10 (which is an intra-day level or the closing level of the index on the trade date), the return on your notes will be positive and will equal 2 times the index return, subject to the maximum settlement amount of $1,226 for each $1,000 face amount of your notes.

If the final index level declines by up to 10% from the initial index level, you will receive the face amount of your notes. If the final index level declines by more than 10% from the initial index level, the return on your notes will be negative and will equal the index return plus 10%. You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●
if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2 times (c) the index return, subject to the maximum settlement amount;
●
if the index return is zero or negative but not below -10% (the final index level is equal to the initial index level or is less than the initial index level, but not by more than 10%), $1,000; or
●
if the index return is negative and is below -10% (the final index level is less than the initial index level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the index return plus 10%. You will receive less than the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $962 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	March 14, 2024	Original issue price:	100% of the face amount
Underwriting discount:	2.75% of the face amount*	Net proceeds to the issuer:	97.25% of the face amount

* See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-35 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 13,626 dated March 11, 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $962 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $38 per $1,000 face amount).

Prior to June 11, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through June 10, 2024). On and after June 11, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057YMD2 / US40057YMD21

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the MSCI KLD 400 Social Index (current Bloomberg symbol: “KLD400 Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $250,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

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if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
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if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;
●
if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
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if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the underlier return plus the buffer amount

Initial underlier level: 1,960.10, which is an intra-day level or the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of the underlier” below

Cap level: 111.3% of the initial underlier level

Maximum settlement amount: $1,226

Upside participation rate: 200%

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Buffer level: 90% of the initial underlier level

Buffer rate: 100%

Buffer amount: 10%

Trade date: March 11, 2024

Original issue date: March 14, 2024

Determination date: September 11, 2026, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date: September 16, 2026, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: for any given trading day, the closing level of the underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for the underlier. As of the trade date, whereas the underlier sponsor publishes the official closing level of the underlier to six decimal places, Bloomberg Financial Services reports the closing level of the underlier to fewer decimal places.

Trading day: a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

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a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
●
a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●
underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
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a decision to permanently discontinue trading in option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●
a price change exceeding limits set by that market,
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an imbalance of orders relating to that underlier stock or those contracts, or
●
a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or any other person or entity publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the final underlier level, used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underlier.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-10 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	200%
Cap level	111.3% of the initial underlier level
Maximum settlement amount	$1,226
Buffer level	90% of the initial underlier level
Buffer rate	100%
Buffer amount	10%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	122.600%
185.000%	122.600%
160.000%	122.600%
120.000%	122.600%
111.300%	122.600%
104.000%	108.000%
102.000%	104.000%
100.000%	100.000%
99.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 35.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose 90.000% of your investment in the notes. In addition, if the final underlier level were determined to be 200.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 122.600% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 111.300% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 111.300% (the section right of the 111.300% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the sum of the underlier return plus the buffer amount. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

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the level of the underlier;
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the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
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the dividend rates of the underlier stocks;
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economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;
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interest rates and yield rates in the market;
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the time remaining until your notes mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the maximum settlement amount. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Additional Risks Related to the Underlier

There Is No Guarantee that the Underlier Methodology Will Successfully Target Companies that Exhibit Positive or Favorable ESG Characteristics

The underlier methodology attempts to target U.S. companies that have positive environmental, social and governance (ESG) ratings and to exclude companies whose products or services have negative social or environmental impacts. However, there is no guarantee that the composition of the underlier will satisfy any present or future investor expectations or requirements regarding the ESG characteristics of the companies included in the underlier. We are not endorsing or validating the ESG methodology used by the underlier sponsor. If the ESG characteristics of the companies included in the underlier is a factor in an investor’s decision to invest in notes, investors should consult with their legal or other advisers before making an investment in the notes.

The Underlier May Not Be Successful And May Underperform Alternative Strategies

There can be no assurance that the underlier will achieve positive returns over any period. At each quarterly index review, the underlier sponsor, MSCI Inc. (“MSCI”), selects the underlier constituents from the constituents of the

MSCI USA Investable Market Index (“MSCI USA IMI Index”) based on a multi-step eligibility assessment and underlier construction process, as described below. Therefore, the determination as to which constituents of the MSCI USA IMI Index will be included in the underlier for each quarterly period will be made solely by MSCI. In general, if the underlier constituents appreciate over a period, the level of the underlier will increase, and if they depreciate over that period, the level of the underlier will decrease, perhaps significantly. However, there is no guarantee that the underlier will outperform the MSCI USA IMI Index or equity markets generally, and the performance of the underlier may be less favorable than alternative strategies that could have been implemented, including strategies adopting different, rules-based criteria or without determinations made by MSCI.

The Underlier Follows a Particular Methodology, Which May Differ Significantly From Alternative Approaches And Investor Expectations

The underlier follows a specific methodology, with determinations made by MSCI as to which constituents of the MSCI USA IMI Index will be selected as constituents of the underlier for a given quarterly period. The underlier methodology was developed by MSCI and may differ substantially from alternative strategies with similar objectives. Decisions to include or exclude constituents of the underlier will be made solely by MSCI, and such decisions will affect the performance of the underlier on an ongoing basis. Additionally, MSCI will make decisions regarding the underlier constituents at its own discretion, without regard to investor expectations. For example, pursuant to the “MSCI ESG Business Involvement Screening Research”, MSCI determines which companies to exclude from eligibility based on MSCI’s assessment of their levels of involvement in certain industries. Pursuant to the “MSCI ESG Ratings”, MSCI can exercise discretion in determining that a company does not have a sufficiently positive ESG rating to be considered for inclusion in the underlier. Additionally, pursuant to the “MSCI ESG Controversies Scores”, MSCI can exercise discretion in determining that a company has experienced a controversy and in evaluating the severity of a controversy, which could lead to exclusion of that company from the underlier. Neither we nor you will have any ability to impact decisions made by MSCI regarding the underlier constituents, and the underlier may include constituents that differ significantly from those of alternative strategies with similar objectives. The underlier may underperform such alternative strategies, perhaps significantly.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The MSCI KLD 400 Social Index, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was launched in May 1990 at an initial value of 100 as the Domini 400 Social Index; and
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is maintained by MSCI Inc. (“MSCI”).

The MSCI KLD 400 Social Index is a free-float adjusted market capitalization weighted index of 400 securities selected from the MSCI USA Investable Market Index (“MSCI USA IMI Index”) that provides exposure to companies that have positive environmental, social and governance (“ESG”) ratings and excludes companies whose products have negative social or environmental impacts. The MSCI USA IMI Index is a free-float adjusted market capitalization weighted index of large-, mid- and small-cap U.S. companies. The MSCI KLD 400 Social Index is calculated in U.S. dollars on a price return basis. Additional information about the index is available on the following website: msci.com/index-methodology. We are not incorporating by reference the website listed above or any material it includes in this pricing supplement.

Constructing the MSCI KLD 400 Social Index

The applicable universe for the MSCI KLD 400 Social Index is the MSCI USA IMI Index. For more information about the MSCI USA IMI Index, see “Construction of the MSCI USA IMI Index” below.

The MSCI KLD 400 Social Index uses the following research provided by MSCI ESG Research to construct the index, each of which is described in more detail below:

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MSCI ESG Business Involvement Screening Research;
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MSCI Climate Change Metrics;
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MSCI ESG Ratings; and
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MSCI ESG Controversies.

MSCI ESG Research is a subsidiary of MSCI and is an independent provider of ESG data, reports and ratings based on published methodologies and available to clients on a subscription basis.

Controversial Business Involvement and Climate Change Exclusion Criteria

Using a combination of inputs including industry classifications, business descriptions, and keyword searches in company annual reports and regulatory filings, MSCI ESG Research identifies issuers that could have potential involvement in the industries set forth below using MSCI ESG Business Involvement Screening Research and MSCI Climate Change Metrics. Companies that meet any of the business involvement criteria set forth below are excluded from the MSCI KLD 400 Social Index.

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Alcohol. All companies deriving 5% or more revenue from the production of alcohol-related products; and all companies deriving 15% or more aggregate revenue from the production, distribution, retail and supply of alcohol-related products.
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Gambling. All companies deriving 5% or more revenue from ownership of operation of gambling-related business activities; and all companies deriving 15% or more aggregate revenue from gambling-related business activities.
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Tobacco. All companies classified as “producer”; and all companies deriving 5% or more aggregate revenue from the production, distribution, retail, supply and licensing of tobacco-related products.
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Nuclear Weapons. All companies: (a) that manufacture nuclear warheads, and/or whole nuclear missiles; (b) that manufacture components that were developed or are significantly modified for exclusive use in nuclear weapons (warheads and missiles); (c) that manufacture or assemble delivery platforms that were developed or significantly modified for the exclusive delivery of nuclear weapons; (d) that provide auxiliary services related to nuclear weapons; (e) that manufacture components that were not developed or not significantly modified for exclusive use in nuclear weapons (warheads and missiles) but can be used in nuclear weapons; (f) that manufacture or assemble delivery platforms that were not developed or not significantly modified for the exclusive delivery of nuclear weapons but have the capability to deliver nuclear weapons; or (g) that manufacture components for nuclear-exclusive delivery platforms.

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Controversial Weapons. All companies with any tie to “controversial weapons” (including cluster munitions, landmines, depleted uranium weapons, biological/chemical weapons, blinding lasers, non-detectable fragments and incendiary weapons).
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Conventional Weapons. All companies deriving 5% or more revenue from the production of conventional weapons and components; and all companies deriving 15% or more aggregate revenue from weapons systems, components, and support systems and services.
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Civilian Firearms. All companies with any tie to Civilian Firearms, covering the production and distribution (wholesale or retail) of firearms or small arms ammunitions intended for civilian use, as well as ownership of or by another company with involvement. It does not include companies that cater to the military, government, and law enforcement markets.
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Nuclear Power. All companies (a) generating 5% or more of their total electricity from nuclear power in a given year; (b) having 5% or more of installed capacity attributed to nuclear sources in a given fiscal year; and (c) deriving 15% or more aggregate revenue from nuclear power activities.
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Adult Entertainment. All companies deriving 5% or more revenue from the production of adult entertainment materials; and all companies deriving 15% or more aggregate revenue from the production, distribution and retail of adult entertainment materials.
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Genetically Modified Organisms (“GMO”). All companies deriving 5% or more revenue from activities like genetically modifying plants, such as seeds and crops, and other organisms intended for agricultural use or human consumption.
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Fossil Fuel Reserves Ownership. All companies with evidence of owning proven and probable coal reserves and/or proven oil and natural gas reserves used for energy purposes.
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Fossil Fuel Extraction. All companies deriving any revenue (either reported or estimated) from thermal coal mining or unconventional oil and gas extraction (revenue from the mining of thermal coal and its sale to external parties. It does not cover revenue from metallurgical coal, coal mined for internal power generation (e.g., in the case of vertically integrated power producers), intra-company sales of mined thermal coal (including lignite, bituminous, anthracite and steam coal) and revenue from coal trading) or unconventional oil and gas extraction (revenue from oil sands, oil shale (kerogen-rich deposits), shale gas, shale oil, coal seam gas and coal bed methane. It does not cover all types of conventional oil and gas production including Arctic onshore/offshore, deep water, shallow water and other onshore/offshore).
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Thermal Coal Power. All companies deriving 5% or more revenue (either reported or estimated) from thermal coal-based power generation.

If this initial review process identifies the potential for involvement in such industries, an analyst will review the company’s regulatory filings, annual reports and website and third-party sources, including news, media and non-governmental organizations, to determine if the company is in fact involved in one of the covered activities.

Corporate Actions

MSCI ESG Research analysts review and incorporate corporate actions into business involvement screens following the event’s completion. Corporate events include: acquisitions, consolidations, mergers, name changes, public offerings and spinoffs.

Additions and Deletions

Companies are removed from the MSCI ESG Research Business Involvement Screens if MSCI ESG Research determines conclusively that the company is no longer involved with the relevant activity described above. Additionally, in the event that there is no conclusive evidence of either continued involvement or a discontinuation of involvement in a subject activity, MSCI ESG Research retains a company’s involvement flags for up to three years. After this period, if there is no evidence of continued involvement, MSCI ESG Research considers the company no longer involved.

Revenue

MSCI ESG Research provides company revenue percentages for companies with certain types of business activity in order to determine if the amount of revenue a company generates from that business activity exceeds the thresholds set forth above. Where the revenue for a covered business activity is not disclosed by a company and is not available through other publicly available sources, MSCI ESG Research provides an estimate of the extent of companies’ involvement in the subject activity using the following approach. First, MSCI ESG Research identifies the reported business segment of the business involvement activity. Then, the other activities in that segment are determined and considered in order to calculate the estimated revenue for the business involvement activity. All available disclosures are considered in making this calculation. In the absence of information indicating otherwise, MSCI ESG Research assumes that product lines are of equal weight in terms of revenue contribution.

Sources

In making its determinations, MSCI ESG Research uses a variety of sources, including company websites, company annual reports and regulatory filings, media search services, business directories, non-governmental organization reports and websites, government agencies and disclosures, financial data providers, and direct communication with companies.

MSCI ESG Ratings

MSCI ESG Ratings aim to measure entities’ management of environmental, social and governance risks and opportunities. MSCI ESG Ratings use a weighted average key issue calculation that is normalized by industry to arrive at an industry-adjusted ESG score (0-10), which is then translated to a seven-point scale from ‘AAA’ (best) to ‘CCC’ (worst), indicating how an entity manages relevant key issues relative to industry peers. Existing constituents of the MSCI KLD 400 Social Index are required to have an MSCI ESG Rating above B to remain in the index, while companies that are currently not constituents of the MSCI KLD 400 Social Index are required to have an MSCI ESG rating above BB to be eligible for inclusion.

Summary Methodology for ESG Ratings

In order to determine a company’s MSCI ESG Rating, MSCI ESG Ratings completes the following steps, each of which is described in more detail below:

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Step 1: Identify the material ESG risks and opportunities within the relevant GICS sub-industry, which are referred to as “key issues”;
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Step 2: Determine the weight assigned to each key issue;
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Step 3: For each key issue applicable to a company, determine the key issue scores;
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Step 4: Calculate the company’s MSCI ESG Rating.

Determining material industry ESG risks and opportunities

The first step in determining a company’s MSCI ESG Rating is identifying the ESG risks and opportunities within a particular GICS sub-industry. The MSCI ESG Ratings model focuses on risks and opportunities that are determined to be material for a GICS sub-industry. A risk is material to a GICS sub-industry when it is likely that companies in a given GICS sub-industry will incur substantial costs in connection with it. An opportunity is material to a GICS sub-industry when it is likely that companies in a given GICS sub-industry could capitalize on it for profit. MSCI identifies material risks and opportunities for each GICS sub-industry through a quantitative model that looks at ranges and average values for each GICS sub-industry for externalized impacts such as carbon intensity, water intensity, and injury rates. Once identified, these key issues are assigned to each GICS sub-industry and company. The table below displays the MSCI ESG key issue hierarchy.

3 Pillars	10 Themes	33 ESG Key Issues
Environment	Climate Change	Carbon Emissions Product Carbon Footprint	Financing Environmental Impact Climate Change Vulnerability
	Natural Capital	Water Stress Biodiversity & Land Use	Raw Material Sourcing
	Pollution & Waste	Toxic Emissions & Waste Packaging Material & Waste	Electronic Waste
	Environmental Opportunities	Opportunities in Clean Tech Opportunities in Green Building	Opportunities in Renewable Energy
Social	Human Capital	Labor Management Health & Safety	Human Capital Development Supply Chain Labor Standards
	Product Liability	Product Safety & Quality Chemical Safety Consumer Financial Protection	Privacy & Data Security Responsible Investment
	Stakeholder Opposition	Controversial Sourcing Community Relations
	Social Opportunities	Access to Communications Access to Health Care	Opportunities in Nutrition & Health
Governance	Corporate Governance	Ownership & Control Board	Pay Accounting
	Corporate Behavior	Business Ethics Tax Transparency

Setting Key Issue Weights

Once the key issues have been selected for a GICS sub-industry, MSCI ESG Research sets the weights that determine each key issue’s contribution to the overall MSCI ESG Rating for a company. Each key issue typically comprises 5-30% of the total MSCI ESG Rating. The weightings take into account both the contribution of the GICS sub-industry, relative to all other GICS sub-industries, to the negative or positive impact on the environment or society, as well as the time frame within which it is expected that the risk or opportunity for companies in the GICS sub-industry will materialize, as illustrated conceptually below. Key issues defined as “high impact” and “short-term” (less than 2 years) are weighted three times higher than a key issue defined as “low impact” and “long-term” (5+ years).

Starting in November 2020, the Governance pillar weight has been determined assuming a “high contribution/long term” and “medium contribution/long term” assessment on Corporate Governance and Corporate Behavior respectively across all sub-industries. Additionally, the weight on the Governance pillar will be floored at a minimum value of 33%.

Key Issue Assessment

In order to determine a key issue score for a key issue that is a risk, the ESG Ratings model first measures companies’ risk exposure and risk management. The risk exposure and risk management scores are then combined into a single key issue score, such that a higher level of risk exposure requires a higher level of demonstrated risk management capability in order to achieve the same overall key issue score. The criteria utilized to measure risk exposure and risk management are outlined below.

With respect to risk exposure, MSCI ESG Ratings calculates each company’s exposure to key ESG risks related to a particular key issue based on a granular breakdown of its business: its core product or business segments, the locations of its operations and other relevant measures such as outsourced production or reliance on government contracts. Risk exposure is then scored on a 0-10 scale, where 0 represents no exposure and 10 represents very high exposure.

In order to measure risk management, the analysis then takes into account the extent to which a company has developed strategies and demonstrated a strong track record of performance in managing its specific level of risks related to a particular key issue. Risk management is scored on a 0-10 scale, where 0 represents no evidence of management and 10 represents indications of very strong management. Risk management scores for each key issue may also be reduced by controversies, which are described in more detail below, occurring within the last three years.

Key issue scores are also on a 0-10 scale, where 0 is very poor and 10 is very good. The following chart shows hypothetical combinations of risk management and risk exposure scores and the resulting key issue score, with the vertical axis representing a hypothetical risk management score and the horizontal axis representing a hypothetical risk exposure score. For example, the chart shows that a hypothetical risk exposure score of 7 and a hypothetical risk management score of 0 would combine for a hypothetical key issue score of 0, whereas a hypothetical risk exposure score of 2 and a hypothetical risk management score of 5 would combine for a hypothetical key issue score of 10.

In order to determine a key issue score for a key issue that is an opportunity, MSCI ESG Ratings evaluates a company’s opportunity exposure and opportunity management. Opportunity exposure indicates the relevance of the opportunity to a given company based on its current business and geographic segments. Opportunity management indicates the company’s capacity to take advantage of the opportunity. Similar to the evaluation of risk exposure and risk management, opportunity management and opportunity exposure are scored on a scale from 0-10. However, the model for combining opportunity exposure and management differs from the model for combining risk exposure and management. In particular, where opportunity exposure is limited, the key issue score is constrained toward the middle of the 0-10 range, while high opportunity exposure allows for both higher and lower scores. The following chart shows hypothetical combinations of opportunity management and exposure scores and the resulting key issue score, with the horizontal axis representing a hypothetical opportunity exposure score and the vertical axis representing a hypothetical key issue score based on the opportunity management scores shown in the chart.

MSCI ESG Ratings also reviews controversies, which may indicate structural problems with a company’s risk management capabilities. For more details on how controversies are identified and assessed see “— MSCI ESG Controversies Scores” below. If a controversy is identified, a company’s risk management score is reduced based on the severity of the controversy. In the ESG rating model, a controversies case that is deemed to indicate structural problems that could pose future material risks for the company triggers a larger deduction from the key issue score than a controversies case that is deemed to be an important indicator of recent performance but not a clear signal of future material risk. A controversy case is defined as an instance or ongoing situation in which company operations and/or products allegedly have a negative environmental, social and/or governance impact. Each controversy case is assessed for the severity of its impact on society or the environment and consequently rated very severe (reserved for “worst of the worst” cases), severe, moderate or minor.

Nature of Impact
Scale of Impact	Very Serious	Serious	Medium	Minimal
Extremely Widespread	Very Severe	Severe	Severe	Moderate
Extensive	Very Severe	Severe	Moderate	Moderate
Limited	Severe	Moderate	Minor	Minor
Low	Moderate	Moderate	Minor	Minor

Each company, regardless of its GICS sub-industry, also receives a corporate governance score that is factored into its MSCI ESG Rating. The corporate governance score is an absolute assessment of a company’s governance that uses a universally applied 0-10 scale. Each company starts with a score of 10 and scoring deductions are applied based on the assessment of key metrics, including key metrics related to the board percentile rank, pay percentile rank, ownership and control percentile rank and accounting percentile rank.

Constructing the Rating

To arrive at a final MSCI ESG Rating, a weighted average key issue score (WAKIS) is calculated for each company based on the underlying key issue scores and weights. Next, the weighted averages of the key issue scores are normalized by GICS sub-industry. Prior to November 2020, these benchmark values were based on the rolling 3-year average of the 2.5th and 97.5th percentile scores of ESG Rating industry peers among constituents of the MSCI ACWI Index, which is a free-float adjusted market capitalization weighted index of large- and mid-cap companies from 23 developed equity markets and 24 emerging equity markets.

Effective November 2020, the following criteria in setting the industry top and bottom benchmark values apply:

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The top benchmark value (“industry maximum score”) falls between the 95th and 100th percentile of modeled WAKIS within an ESG rating industry.
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The bottom benchmark value (“industry minimum score”) falls between the 0 and 5th percentile of modeled WAKIS within an ESG rating industry.

Percentiles were calculated based on the full universe of companies with ESG Ratings (approximately 8,500 companies), which includes approximately 5,600 additional small cap and private companies that are not constituents of the MSCI ACWI Index.

Using these ranges, the weighted average key issue score is converted to a GICS sub-industry adjusted score from 0-10, where “0” is worst and “10” is best. The company’s industry adjusted score corresponds to a letter rating between best (AAA) and worst (CCC). These assessments are not absolute but are explicitly intended to be interpreted relative to a company’s GICS sub-industry peers.

Letter Rating	Leader/Laggard	Final Industry-Adjusted Company Score
AAA	Leader	8.571*-10.0
AA	Leader	7.143-8.571
A	Average	5.714-7.143
BBB	Average	4.286-5.714
BB	Average	2.857-4.286
B	Laggard	1.429-2.857
CCC	Laggard	0.0-1.429

* Appearance of overlap in the score ranges is due to rounding error. The 0 to 10 scale is divided in 7 equal parts, each corresponding to a letter rating.

Data Sources

To assess companies’ exposure to and management of ESG risks and opportunities, MSCI employs analysts who access data from the following sources: publicly available company disclosure, academic, governmental and non-governmental organizations and media sources.

Annual Consultation

MSCI ESG Research typically conducts an annual review of the key issues assigned to each GICS sub-industry as well as their weights. This process also identifies emerging issues and those that have become less significant.

MSCI ESG Controversies Scores

MSCI ESG controversies scores are intended to identify companies that are involved in a “controversy case”, which is an instance or ongoing situation in which a company’s operations, products and/or services allegedly have a potential negative environmental, social, and/or governance impact. Cases include alleged company violations of existing laws and/or regulations; or an alleged company action or event that violates accepted international norms, including, but not limited to, norms represented by global conventions such as the UN Global Compact. MSCI ESG controversies scores fall on a 0-10 scale, with “0” being the most severe controversy and “10” meaning no controversy. An existing constituent of the MSCI KLD 400 Social Index must have an MSCI ESG controversies score greater than 0 to remain in the index and a company not currently included in the MSCI KLD 400 Social Index must have an MSCI ESG controversies score greater than 2 to be eligible for inclusion in the index.

Categorization of controversies

Each controversy case is classified by an ESG pillar (environment, social or governance) and an ESG sub-pillar (environment, customers, human rights & community, labor rights & supply chain and governance) depending on the primary stakeholder affected. Within each sub-pillar there are multiple key performance indicators (KPIs) (a total of 28) allowing for more detailed classification of the case depending on the type of allegations or controversial event.

Assessment of controversies

MSCI defines each controversy as “very severe”, “severe”, “moderate” or “minor”, depending on MSCI’s assessments of the nature and scale of the controversy’s impact on society or the environment (see the nature and scale of impact table above under “— Key Issues Assessment”).

While the initial severity assessment is determined by a controversy case’s placement on the nature and scale of impact table above, certain circumstances may warrant a final assessment that is more or less severe. For example, if the company’s responsibility for the impact is indirect or difficult to determine or the controversy took place more than 5 years ago even if negative impacts are ongoing, the final assessment may be less severe. Conversely, if the potentially impacted stakeholder is especially vulnerable, if there is evidence that the company knowingly broke the law, if the company knowingly disregarded human or environmental wellbeing or if the activity is extremely controversial despite the nature or scale of impact, the final assessment may be more severe.

Additionally, whether a controversy is “structural” (i.e., reflecting an underlying problem at the company, such as poor culture or a lack of governance or oversight) or “non-structural” (i.e. coming about because of isolated bad actors or random misfortune) may also affect the final assessment.

Each controversy case is also categorized based on whether it is “ongoing” (i.e., the case is active, with the last known development occurring within the last two years), “concluded” (i.e., the case has been resolved, closed or withdrawn) or a “historical concern” (i.e., the case concluded more than three years ago but is still high profile and forms an important part of the company’s ESG history but does not affect scoring).

Determination of Controversy Case Score

Individual controversy cases are scored based on a combination of severity, type and status, as outlined in the chart below. For cases within a given severity, those that are ongoing score lower than those that are concluded, and those that are structural score lower than those that are non-structural. The sole exception to this rule is very severe cases, all of which score 0.

A “concluded” controversy retains its final severity assessment for one year from the date of conclusion, at which point it is reduced by one severity level. The following year the case will be reduced by one severity level again or be archived, depending on the severity level. All minor controversies are archived after one year, regardless of status, unless developments warrant a downgrade to a more severe assessment. Very severe controversies that have concluded will only be reduced if certain criteria are first met. These conditions include factors such as a company’s response to the controversy and the lack of new allegations or developments related to it. Upgrades, downgrades and reaffirmation of a very severe assessment all require committee approval, as described below.

Scores are assigned at the case, KPI, sub-pillar, pillar, and overall company levels. Scores range from 0-10, where 0 represents the most severe controversies and 10 means no controversy. At each level, the score is driven by the lowest-scoring component below it. A company’s overall score is based on an assessment of its performance across the three pillars (environmental, social and governance).

Quality Review

Quality review for ESG controversies is governed by the ESG Controversies Methodology Committee (“CMC”) and the ESG Ratings Review Committee (“RRC”). The CMC has direct oversight of the content of the ESG controversies. The RRC has oversight over all of MSCI ESG Research.

Monitoring and Updates

Companies within the ESG controversies coverage universe are reviewed, updated and published on an ongoing basis. On a daily basis, the MSCI ESG Research analyst team checks global, regional and national news sources as well as government and non-governmental organization reports for significant new controversies or material developments in existing controversies for all companies in the coverage universe. Additionally, individual controversy cases for which a recent update has not been found via the daily updates process are periodically reviewed.

Throughout the year, updates are made to reflect any corporate actions and changes to index constituents.

Sector representation

The MSCI KLD 400 Social Index is designed to maintain sector weights approximately similar to the MSCI USA Index (which is a free-float adjusted market capitalization weighted index of large- and mid-cap U.S. companies), by targeting relative sector weights of +/- 25% with respect to the MSCI USA Index. For additional information about how the MSCI KLD 400 Social Index targets relative sector weights, please see “Maintaining the MSCI KLD 400 Social Index — Standard segment (Large- and mid-cap companies)” below. Sectors having relative sector weights greater than the upper threshold (+25%) with respect to the MSCI USA Index are considered to be overweight and sectors having relative sector weights less than the lower threshold (-25%) with respect to the MSCI USA Index are considered to be underweight.

Size-segment representation

The MSCI KLD 400 Social Index targets a minimum count of 200 standard size-segment (large-cap and mid-cap) companies.

Treatment of unrated companies

Companies not assessed by MSCI ESG Research on data for MSCI ESG Ratings, MSCI ESG Cotroversies or MSCI Climate Change Metrics are not eligible for inclusion in the MSCI KLD 400 Social Index.

Calculation Methodology for the MSCI KLD 400 Social Index

The MSCI KLD 400 Social Index is a free-float adjusted, market capitalization weighted index of 400 securities selected from the MSCI USA IMI Index and is calculated in the same manner as the MSCI USA IMI Index. For more information about how the MSCI USA IMI Index is calculated, see “Calculation Methodology for the MSCI USA IMI Index” below.

Maintaining the MSCI KLD 400 Social Index

Quarterly index reviews

The composition of the MSCI KLD 400 Social Index is reviewed on a quarterly basis to coincide with the index reviews of the MSCI Global Investable Market Indexes. Changes are implemented at the end of February, May, August and November. At every quarterly index review, deletions and additions are made to the MSCI KLD 400 Social Index as described below.

Generally, MSCI uses MSCI ESG Ratings, MSCI ESG Controversies, MSCI ESG Business Involvement Screening Research and MSCI Climate Change Metrics as of the end of the month preceding the index reviews for the rebalancing of the MSCI KLD 400 Social Index. For some securities, such data may not be available by the end of the month preceding the index review. For such securities, MSCI will use data published after the end of month, when available, for the rebalancing of the MSCI KLD 400 Social Index.

At quarterly index reviews, companies are deleted from the MSCI KLD 400 Social Index for one or more of the following reasons:

•
If a company is deleted from the MSCI USA IMI Index as a result of the index review, it is simultaneously removed from the MSCI KLD 400 Social Index.
•
Any company that fails the eligibility criteria for the MSCI KLD 400 Social Index is deleted from the MSCI KLD 400 Social Index.

Eligibility for addition

At every quarterly index review, after reflecting all the deletions, additions are made to the MSCI KLD 400 Social Index in order to restore the number of index constituents to 400 companies. All eligible securities of each issuer are included in the MSCI KLD 400 Social Index, so the MSCI KLD 400 Social Index may have more than 400 securities.

All companies included in the MSCI USA IMI Index that pass the eligibility criteria for the MSCI KLD 400 Social Index are eligible for inclusion in the MSCI KLD 400 Social Index.

Additions are made to the MSCI KLD 400 Social Index from the list of eligible additions based on considerations of ESG performance, sector alignment and size representation. Additions will be made to the standard size segment (large- and mid-cap companies) pursuant to the below criteria until the number of companies in the MSCI KLD 400 Social Index is restored to 400. If the count of 400 cannot be reached, additions will be made from the small-cap segment (small-cap companies).

Standard segment (Large- and mid-cap companies)

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All companies having an MSCI ESG Rating of AAA are added.
•
Companies are added (in order of their industry-adjusted ESG scores) to sectors where the relative sector weights are below the lower threshold (-25%).
•
Once the relative weights of all sectors are above the lower threshold or no further companies are available for addition in these sectors, companies are added sequentially based on their ESG scores.
•
Companies are not added to sectors where the relative sector weight reaches the upper threshold of +25%.
•
A minimum of 200 standard segment companies are maintained to ensure appropriate size representation.
•
While adding companies to the same sector, preference is given to companies having the higher ESG score. In case there are multiple companies with the same ESG score, the security with the highest free float-adjusted market capitalization will be added first.

Small-cap segment

•
Companies are added purely based on their ESG scores. In case of a tie, companies are added to the most underweight sector first.

Ongoing event-related maintenance

The following section briefly describes the treatment of common corporate events within the MSCI KLD 400 Social Index.

No new securities will be added (except where noted below) to the MSCI KLD 400 Social Index between index reviews. For cases where additions are noted below, securities will be added to the MSCI KLD 400 Social Index only if added to the MSCI USA IMI Index.

MSCI USA IMI Index deletions will be reflected simultaneously.

There are no deletions from the MSCI KLD 400 Social Index between index reviews on account of a security becoming ineligible because of MSCI ESG Rating downgrade and/or decrease in MSCI ESG Controversies Score and/or change in business involvement.

Event Type	Event Details
New addition to the MSCI USA IMI Index

New securities added to the MSCI USA IMI Index (such as IPOs, other early inclusions and migrations from a different size-segment) will not be added to the MSCI KLD 400 Social Index at the time of event implementation. Such securities will be considered for addition in the MSCI KLD 400 Social Index at the subsequent index review.

Spin-Offs

All securities created as a result of the spin-off of an existing index constituent will not be added to the MSCI KLD 400 Social Index at the time of event implementation. Reevaluation for addition in the MSCI KLD 400 Social Index will occur at the subsequent index review.

Merger/Acquisition

If an existing index constituent is acquired by a non-index constituent, the existing constituent will be deleted from the index and the acquiring non-constituent will not be added to the MSCI KLD 400 Social Index.

Changes in security characteristics

A security will continue to be an index constituent if there are changes in characteristics (country, sector, size segment, etc.). Reevaluation for continued inclusion in the MSCI KLD 400 Social Index will occur at the subsequent index review.

MSCI USA IMI Index

The MSCI USA IMI Index:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was launched on June 5, 2007; and
•
is sponsored, calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI USA IMI Index is a free-float adjusted market capitalization weighted index of large-, mid- and small-cap U.S. companies.

Construction of the MSCI USA IMI Index

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market and (iv) classifying securities under the Global Industry Classification Standard. The MSCI USA IMI Index is an investable market index, meaning that only securities that would qualify for inclusion in a large-cap index, a mid-cap index or a small-cap index will be included as described below.

Defining the Equity Universe

(i)
Identifying Eligible Equity Securities: The equity universe for the MSCI USA IMI Index initially looks at securities classified as belonging to the United States, which is classified as “developed markets”. All listed equity securities, including real estate investment trusts are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible.
(ii)
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i)
Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, MSCI determines: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the

MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii)
Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
(a)
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.
•
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

• The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2023, the equity universe minimum size requirement was set at US$313,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each quarterly index review, as described below.

(b)
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
(c)
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1)
Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).
(2)
Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).
(3)
Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US$10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(d) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(e) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a quarterly index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and an investable market index, such as the MSCI USA IMI Index, outside of a quarterly index review.

(f) Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Determining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•
Investable Market Index (Large Cap + Mid Cap + Small Cap)
•
Standard Index (Large Cap + Mid Cap)
•
Large Cap Index
•
Mid Cap Index
•
Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices, the market coverage for an investable market index is 99%. As of October 2023, the global minimum size range for a developed market investable market index is a full market capitalization of USD 340 million to USD 780.85 billion.

Classifying Securities under the Global Industry Classification Standard

All securities in the MSCI USA IMI Index are assigned to the industry that best describes their business activities.

Calculation of the MSCI USA IMI Index

The performance of the MSCI USA IMI Index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Refinitiv at 4:00 P.M. London Time.

Maintenance of the MSCI USA IMI Index

In order to maintain the representativeness of the MSCI USA IMI Index, structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI USA IMI Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

The MSCI USA IMI Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI USA IMI Index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions. The second category consists of light rebalancings, aimed at promptly reflecting other significant market events under conditions of market stress. The third category consists of quarterly index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the MSCI USA IMI Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future, or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent quarterly index review. Changes in the number of shares smaller than 5% are implemented at a subsequent quarterly index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s light rebalancing process aims to ensure that the MSCI USA IMI Index continues to be an accurate reflection of evolving equity markets during conditions of market stress. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the quarterly index review due to their importance. MSCI will consider switching to a “light rebalancing” in place of the usual quarterly index review only if one of the following two conditions is met within the last ten business days of the month prior to the announcement date of a quarterly index review (the “market monitoring period”): (1) for any 3 days within the market monitoring period, the MSCI ACWI Index-weighted bid-ask spread breaches 0.19% and the MSCI ACWI Index volatility over the past 10 days breaks 0.55 or (2) there are unexpected full day or partial stock exchange closures impacting 20% of MSCI ACWI Index constituents cumulatively over the market monitoring period. The final decision of whether or not to switch to a “light rebalancing” will be taken by relevant MSCI index committee(s). These light rebalancings may result in additions and deletions of component securities from the MSCI USA IMI Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events.

During light rebalancings, foreign inclusion factors and number of shares will be reviewed as discussed below. MSCI has noted that consistency is a factor in maintaining the MSCI USA IMI Index.

MSCI’s quarterly index review is designed to systematically reassess the component securities of the MSCI USA IMI Index. During each quarterly index review, the universe of component securities is updated and the global minimum size range for the MSCI USA IMI Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the MSCI USA IMI Index. The following index maintenance activities, among others, are undertaken during each quarterly index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the MSCI USA IMI Index at the time of the previous quarterly index review; the minimum size requirement for the MSCI USA IMI Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the MSCI USA IMI Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction); and changes in number of shares are updated. During a quarterly index review, component securities may be added or deleted from the MSCI USA IMI Index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. However, no changes in foreign inclusion factors are implemented if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares are generally updated at the quarterly index review rather than at the time of the event, provided that the absolute number of shares change is at least 1,000 shares or the relative number of shares change is at least 0.02%. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement at least two quarterly index reviews prior (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given quarterly index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates, which are generally set at the close of the last business day of February, May, August and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI KLD 400 Social Index, the MSCI USA IMI Index and the MSCI USA Index are the exclusive property of MSCI. MSCI and the MSCI KLD 400 Social Index, the MSCI USA IMI Index and the MSCI USA Index are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX. THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX AND THE MSCI USA INDEX ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX AND THE MSCI USA INDEX ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX TO TRACK

CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX AND THE MSCI USA INDEX WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX AND THE MSCI USA INDEX. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING OF THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX AND THE MSCI USA INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED-NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI KLD 400 SOCIAL INDEX, THE MSCI USA IMI INDEX OR THE MSCI USA INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2019 through March 11, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the underlier are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the underlier to fewer decimal places.

Historical Performance of the MSCI KLD 400 Social Index

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement . GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to a dealer at such price less a concession not in excess of 1.75% of the face amount. In addition to the concession, GS&Co. will pay a fee of 1% of the face amount to an affiliate of the dealer in connection with certain services provided directly by such affiliate to the dealer. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on March 14, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$250,000

GS Finance Corp.

Leveraged Buffered MSCI KLD 400 Social Index-Linked Notes due 2026

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC